Exhibit 99

NOTICE OF BLACKOUT PERIOD
TO DIRECTORS AND EXECUTIVE OFFICERS
OF BAUSCH & LOMB INCORPORATED

IMPORTANT NOTICE CONCERNING YOUR ABILITY TO TRADE IN BAUSCH & LOMB INCORPORATED COMMON STOCK

December 7, 2004

This notice is required by Blackout Trading Restriction regulations under the Securities Exchange Act of 1934 and by Section 306 of the Sarbanes-Oxley Act of 2002.

The Company will be transferring record keeping and administration of the Bausch & Lomb 401(k) Account Plan (“Plan”) from ADP to Fidelity Investments.  This process is expected to take approximately three weeks to complete.  While the transfer is taking place, there will be a “Blackout Period” during which Plan participants will be temporarily suspended from engaging in any transactions related to their individual accounts.  This temporary suspension is necessary to complete the transition of the Plan’s record-keeping and administrative services to Fidelity Investments, which will become the Plan’s new trustee on January 1, 2005.

Under the Blackout Trading Restriction you, as a director or executive officer, will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring Bausch & Lomb Common Stock during the Blackout Period.  This broad prohibition applies generally to Bausch & Lomb Common Stock that you acquired while a director or executive officer, including any stock options (cashless or otherwise).

The Blackout Period will start on December 22, 2004 at 3:00 p.m. (New York time) and will end before the opening of the New York Stock Exchange on January 14, 2005.  If the Blackout Period is extended, we will provide you with notice of the Blackout Period’s updated termination date.

You should also note that the end of the Blackout Period will not affect the Company’s normal pre-earnings release quarterly blackout period during which officers and directors of Bausch & Lomb are restricted from open market trading in Company Common Stock.  The Company’s standard quarterly blackout notice will be sent to you shortly and will contain information concerning the pre-earnings release blackout period including the start and end dates.

If you have questions about the Blackout Period triggered by the Blackout Trading Restriction regulations, please contact J. Calven Howell at:

Bausch & Lomb Incorporated
Bausch & Lomb Corporate Benefits Department
One Bausch & Lomb Place
Rochester, New York 14604
(585) 338-6004